SALES DISTRIBUTION AGREEMENT


         THIS AGREEMENT is made and entered into as of the        day of
                       , 1995, by and between CARRINGTON LABORATORIES, INC., a Texas corporation ("Carrington"), and LABORATORIOS PiSA S.A. DE C.V., a Mexican corporation ("PiSA").


                            W I T N E S S E T H :


         WHEREAS, Carrington is engaged in the business of manufacturing, selling and distributing certain pharmaceutical products and is desirous of establishing a competent and exclusive distribution source for sales of such products in Mexico and certain countries in Central America and the Caribbean (defined in Article I hereof as the Territory); and

         WHEREAS, PiSA is desirous of distributing such products in the Territory and is willing and able to provide a competent distribution organization in the Territory, and PiSA desires to be Carrington's sales distributor for such products in the Territory;

         NOW, THEREFORE, the parties hereto, in consideration of the premises and mutual covenants and undertakings herein contained, agree as follows:

   Article 1.  Definitions

         1.1 As used in this Agreement, the following terms shall have the meanings specified in this Article 1.1:

         (a) "Products" shall mean the wound and skin care products manufactured by or for Carrington set forth on Exhibit A hereto. Carrington will provide a ninety (90) day notice to PiSA on its intent to add or discontinue Products to Exhibit A.

         (b) "Territory" shall mean the following countries: Mexico, Guatemala, Nicaragua, Panama, El Salvador, and the
               Dominican Republic.

   Article 2.  Appointment

         2.1 Subject to the terms and conditions of this Agreement, Carrington hereby appoints PiSA as Carrington's sales distributor in the Territory for the sale of Products, and PiSA hereby accepts such appointment. As sales distributor in the Territory, PiSA shall, subject to the terms and conditions of this Agreement, have the right to sell Products in the Territory, but shall have no right to sell Products outside the Territory. During the term of this Agreement, Carrington agrees not to appoint any other persons as distributors for the Products in the Territory, provided in this Agreement.

         2.2a. In a manner reasonably satisfactory to Carrington, and at PiSA's sole expense, PiSA agrees to (a) make all declarations, filings, and registrations with, and obtain all approvals and authorizations from, governmental and regulatory authorities required to be made or obtained in connection with the promotion, marketing, sale or distribution of the Products in the Territory, (b) devote its best efforts to the diligent promotion, marketing, sale and distribution of the Products in the Territory, (c) provide and maintain a competent and aggressive organization for the promotion, marketing, sale and distribution of the Products in the Territory, and (d) assure competent and prompt handling of inquiries, orders, shipments, billings and collections, and returns of or with respect to the Products and careful attention to customers requirements for all Products, (e) promptly assign back to Carrington any product registrations in the Territory upon termination of Agreement.

         2.2b. If Carrington terminates the Agreement without cause under the Agreement, excluding the instance where the parties fail to reach agreement on price or minimums, then Carrington agrees to a one year sales moratorium in the Territory.

         2.3 Carrington will provide PiSA with such (i) reasonable sales personnel training in relation to the Products in Irving, Texas or a mutually agreed upon location in Mexico, and (ii) promotional Product literature of Carrington, as PiSA may request from time to time. Carrington and PiSA shall cover their respective direct expenses.

         2.4 During the term of this Agreement, PiSA shall be considered an independent contractor and shall not be considered a partner, employee, agent or servant of Carrington. As such, PiSA has no authority of any nature whatsoever to bind Carrington or incur any liability for or on behalf of Carrington or to represent itself as anything other than a sales distributor and independent contractor.

   Article 3.  Certain Performance Requirements

         3.1 PiSA agrees to promote, market, sell and distribute the Products only to customers and potential customers within the Territory for ultimate use within the Territory. PiSA will not, under any circumstances, either directly or indirectly through third parties, promote, market, sell, distribute or ship Products within or to, or for ultimate use within, the United States or any place outside the Territory.

         3.2 In order to assure Carrington that PiSA is not repatriating Products to the United States or elsewhere outside the Territory, PiSA agrees that:

         (a) PiSA will send to Carrington a monthly sales report on the number of units of each Product sold;

         (b) PiSA will send to Carrington a monthly inventory report of the Products; and

         (c) Carrington may mark for identification all Products sold by Carrington to PiSA hereunder.

         3.3 PiSA shall maintain a sufficient inventory of Products to assure an adequate supply of Products to serve all its market segments. PiSA shall maintain all its inventory of Products clearly segregated and meeting all storage and other required standards applicable governmental authorities. All such inventory shall be subject to inspection by Carrington or its agents with 72 hours written notice.

         3.4 PiSA shall be responsible for and shall collect all governmental and regulatory sales and other taxes, charges and fees that may be due and owing upon sales by PiSA of Products. Upon written request from PiSA, Carrington shall provide PiSA with such certificates or other documents as may be reasonably required to establish any applicable exemptions from the collection of such taxes, charges and fees.

         3.5 All Products shall be packaged, labeled, advertised, marketed, sold and distributed by PiSA in compliance with the rules and regulations of the applicable governmental authority within the territory in which the Products are marketed, as amended from time to time, and (ii) all other applicable laws, rules and regulations.

         3.6 PiSA agrees not to make, or permit any of its employees, agents or representatives to make, any claims of any properties or results relating to any Product, unless such claims have received written approval from Carrington and from the applicable governmental authority.

         3.7 PiSA shall not use any label, advertisement or marketing material on or with respect to or relating to any Product unless such label, advertisement or marketing material has first been submitted to and approved by Carrington in writing.

         3.8 PiSA agrees that Carrington shall have the right to inspect PiSA's facilities at all reasonable times to ensure PiSA's compliance with the provisions of this Agreement.

         3.9 PiSA will actively and aggressively promote the sale of the Products to all customers and potential customers within the Territory. PiSA agrees not to market, sell or distribute to any customers or potential customers in the Territory without ninety (90) days written notice to Carrington, any wound care, skin care, or incontinence care.

   Article 4.  Sale of Products by Carrington to PiSA

         4.1 Subject to the terms and conditions of this Agreement, including specifically Article 4.6 hereof, Carrington shall sell to PiSA its requirements for the Products at a price for each Product (the "Contract Price") which represents a discount from Carrington's distributor price for such Product as set forth in Carrington's published distributor price list (the "Published Price List"). For orders placed by PiSA during the first 12-month period of the term of this Agreement, the Contract Prices for the Products listed on Exhibit A are set forth on such exhibit opposite each Product. At least 90 days prior to the end of each 12-month period of the term of this Agreement, the parties shall commence good faith negotiations to determine and agree upon the Contract Prices for Products for the next 12-month period of the term. During any twelve (12) month period

   Carrington reserves the right to change its distributor prices for Products as set forth in the Published Price List if mutually agreed to by PiSA. Such cost increases shall be no greater than 5% of the U.S. inflation rate.

         4.2 As consideration for its appointment as a sales distributor entitled to a Product discount, PiSA agrees to purchase from Carrington, during each 12-month period of the term of this Agreement, commencing with the 12-month period beginning January 1, 1996 through December 31, 1996, at the Contract Price, a specified minimum aggregate dollar amount (based on the Contract Price) of the Products (the "Specified Minimum Amount"). For the first 12-month period of the term of this Agreement, the Specified Minimum Amount shall be $300,000. The Specified Minimum Amounts for each subsequent 12-month period shall be determined by mutual agreement of the parties prior to the beginning of such period based on PiSA's reasonable, good faith projections of future sales growth and such other factors as the parties may deem relevant.

         4.3 PiSA shall order Products by submitting a purchase order to Carrington describing the type and quantity of the Products to be purchased. Orders are subject to acceptance by Carrington. All purchases shall be spaced in a reasonable manner. If Carrington accepts the order, Carrington will invoice PiSA upon shipment of the Products. Unless otherwise agreed, PiSA shall pay all invoices in full within 90 days of the date of invoice. All sales and payments shall be made, and all orders shall be accepted, in the State of Texas.

         4.4 Carrington shall not be obligated to ship Products to PiSA at any time when payment of an amount owed by PiSA is overdue or when PiSA is otherwise in breach of this Agreement.

         4.5 All shipments of Products to PiSA will be packaged in accordance with Carrington's standard packaging procedures and shipped per Carrington's existing distribution policy. All Contract Prices are C.I.F., Carrington's facility, Dallas or Laredo, Texas. Ownership of and title to Products and all risks of loss with respect thereto shall pass to PiSA upon delivery of such Products by Carrington to the carrier at the designated delivery (C.I.F.) point. Deliveries of Products shall be made by Carrington under normal trade conditions in the usual and customary manner being utilized by Carrington at the time and location of the particular delivery.

         4.6 Carrington shall use its reasonable best efforts to ensure availability of all Products ordered by PiSA under this Agreement. However, if necessary in the best judgment of Carrington, Carrington may allocate its available supply of Products among all its customers, distributors or other purchasers, including PiSA, on such basis as it shall deem reasonable, practicable and equitable, without liability for any failure of performance or lost sales which may result from such allocations.

         4.7 Carrington accepts liability for defective products and agrees to replace such defective product should they occur with new products. Carrington carries liability insurance and is willing to have PiSA added as a covered party under this policy. Except as may be expressly stated by Carrington on the Product or on Carrington's packaging, or in Carrington's information accompanying the Product, at the time of shipment to PiSA hereunder, CARRINGTON MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCTS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CARRINGTON NEITHER ASSUMES NOR AUTHORIZES ANYONE TO ASSUME FOR IT ANY OBLIGATION OR LIABILITY IN CONNECTION WITH THE PRODUCTS. PiSA shall not make any representation or warranty with respect to the Products that is more extensive than, or inconsistent with, the limited warranty set forth in this Article
   4.7 or that is inconsistent with the policies or publications of Carrington relating to the Products.

         PiSA'S EXCLUSIVE REMEDY FOR BREACH OF ANY WARRANTY HEREUNDER IS THE DELIVERY BY CARRINGTON OF ADDITIONAL QUANTITIES OF THE PRODUCTS IN REPLACEMENT OF THE NON-CONFORMING PRODUCTS OR THE REFUND OF THE CONTRACT PRICE FOR THE PRODUCTS THAT ARE COVERED BY THE WARRANTY, AT PiSA'S OPTION. CARRINGTON SHALL HAVE NO OTHER OBLIGATION OR LIABILITY FOR DAMAGES TO PiSA OR ANY OTHER PERSON OF ANY TYPE, INCLUDING, BUT NOT LIMITED TO, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR OTHER COMMERCIAL OR ECONOMIC LOSS, OR ANY OTHER LOSS, DAMAGE OR EXPENSE, ARISING OUT OF OR IN CONNECTION WITH THE SALE, USE, LOSS OF USE, NONPERFORMANCE OR REPLACEMENT OF THE PRODUCTS.

         CARRINGTON AND PiSA SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS EACH OTHER AND ITS AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, FROM AND AGAINST ALL CLAIMS, LIABILITIES, DEMANDS, DAMAGES, EXPENSES AND LOSSES (INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES) ARISING OUT OF OR CONNECTED WITH (i) ANY USE, SALE OR OTHER DISPOSITION OF PRODUCTS BY CARRINGTON AND PiSA OR ANY OTHER PARTY, (ii) ANY BREACH BY CARRINGTON AND PiSA OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS UNDER THIS AGREEMENT OR (iii) ANY ACTS OR OMISSIONS ON THE PART OF CARRINGTON AND PiSA OR ITS AGENTS, SERVANTS OR EMPLOYEES WHICH ARE OUTSIDE OR BEYOND PiSA'S AUTHORIZATION GRANTED HEREIN.

         4.8 Credits on defective Products by PiSA shall include importation and shipment expenses and will be calculated by Carrington based on the original Contract Price of the items returned, whether identified by lot number or another method. Carrington shall provide PiSA a copy of its Insurance Certificate and shall include PiSA thereunder.

   Article 5.  Term and Termination

         5.1 The initial term of this Agreement shall be for a period of five years from the date of this Agreement. After such initial term, this Agreement shall be automatically extended for an additional term of five years, unless this Agreement is terminated at the end of the initial five-year term by written notice given by either party to the other party not less than six months prior to the end of such initial term. Notwithstanding the foregoing, this Agreement may be terminated earlier in accordance with the provisions of this Article 5.

         5.2 Carrington shall have the absolute right to terminate this Agreement if PiSA fails to perform or breaches, in any material respect, any of the terms or provisions of this Agreement. Without limiting the events which shall be deemed to constitute a breach or material breach of this Agreement by PiSA, PiSA understands and agrees that it shall be in material breach of this Agreement, and Carrington shall have the right to terminate this Agreement under this Article 5.3, if:

               (i) PiSA fails or refuses to pay to Carrington any sum when due;

               (ii) PiSA breaches any provision of Article 2.2, 3.1, 3.5, 3.7, 3.9, 4.3, 4.7, 6 or 7; or

               (iii) PiSA fails to purchase the Specified Minimum Amount of Product for any required period starting in year two (2).

         5.3 Each Party shall have the absolute right to terminate this Agreement in the event the Party shall become insolvent, or if there is instituted by or against the Party procedures in bankruptcy, or under insolvency laws or for reorganization, receivership or dissolution, or if the Party loses any franchise or license to operate its business as presently conducted in any part of the Territory.

         5.4 This Agreement shall automatically terminate effective at the end of any 12-month period of the term of this Agreement referred to in Articles 4.1 and 4.2 hereof if the parties are unable to agree upon the Contract Prices or the Specified Minimum Amount for the next 12-month period of the term. Carrington shall give PiSA six months notice of its intent to terminate.

         5.5 During the one-year period following termination of this Agreement, any inventory of Products held by PiSA at the termination of this Agreement may be sold by PiSA to customers in the Territory in the ordinary course; provided, however, that for the period required to liquidate such inventory, all of the provisions contained herein governing PiSA's performance obligations and Carrington's rights shall remain in effect. In order to accelerate the liquidation of any such inventory, Carrington shall have the option, but not the obligation, to purchase all or any part of such remaining inventory at the price at which the inventory was originally sold by Carrington to PiSA including importation and shipping.

         5.6 The termination of this Agreement shall not impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such termination. The provisions of Articles 4.7, 6, 7 and 15 and the rights and obligations of the parties thereunder shall survive the termination of this Agreement for a period of one (1) year.

   Article 6.  Trademarks and Trade Names

         6.1 All trademarks, trade names, service marks, logos and derivatives thereof relating to the Products (the "Trademarks"), and all patents, technology and other intellectual property relating to the Products, are the sole and exclusive property of Carrington or its affiliates. Carrington hereby grants PiSA permission to use the Trademarks for the limited purpose of performing its obligations under this Agreement. Carrington may, in its sole discretion after consultation with PiSA, modify or discontinue the use of any Trademark and/or use one or more additional or substitute marks or names, and PiSA shall be obligated to do the same.

         6.2 PiSA agrees to use the Trademarks in full compliance with the rules prescribed from time to time by Carrington. PiSA may not use any Trademark as part of any corporate name or with any prefix, suffix or other modifying words, terms, designs or symbols. In addition, PiSA may not use any Trademark in connection with the sale of any unauthorized product or service or in any other manner not explicitly authorized in writing by Carrington.

         6.3 In the event of any infringement of, or challenge to, PiSA's use of any Trademark, PiSA is obligated to notify Carrington immediately, and Carrington shall have sole and absolute discretion to take such action as it deems appropriate.

         6.4 In the event of the termination of this Agreement for any reason, PiSA's right to use the Trademarks shall cease, and PiSA shall cease using such Trademarks at such time as PiSA's inventory of Products has been sold. PiSA shall, as soon as it is reasonably possible, remove all Trademarks which appear on or about the premises of the office(s) of PiSA and any of the advertising of PiSA used in connection with Products.

         6.5 In the event of a breach or threatened breach by PiSA of the provisions of this Article 6, Carrington shall be entitled to an injunction or injunctions to prevent such breaches. Nothing herein shall be construed as prohibiting Carrington from pursuing other remedies available to it for such breach or threatened breach of this
   Article 6, including the recovery of damages from PiSA.

   Article 7.  Confidential Information

         7.1 PiSA recognizes and acknowledges that PiSA will have access to confidential information and trade secrets of Carrington and other entities doing business with Carrington relating to research, development, manufacturing, marketing, financial and other business-related activities ("Confidential Information"). Such Confidential Information constitutes valuable, special and unique property of Carrington and/or other entities doing business with Carrington. Other than as is necessary to perform the terms of this Agreement, PiSA shall not, during and after the term of this Agreement, make any use of such Confidential Information, or disclose any of such Confidential Information to any person or firm, corporation, association or other entity, for any reason or purpose whatsoever, except as specifically allowed in writing by an authorized representative of Carrington. In the event of a breach or threatened breach by PiSA of the provisions of this Article 7, Carrington shall be entitled to an injunction restraining PiSA from disclosing and/or using, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting Carrington from pursuing other remedies available to it for such breach or threatened breach of this Article 7, including the recovery of damages from PiSA. The above does not apply to information or material that was known to the public or generally available to the public prior to the date it was received by PiSA.

         7.2 PiSA shall not disclose the existence of this Agreement or any of the terms hereof without the prior written consent of Carrington.

   Article 8.  Force Majeure

         8.1 Neither PiSA nor Carrington shall have any liability hereunder if either is prevented from performing any of its obligations hereunder by reason of any factor beyond its control, including, without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or the public enemy, other casualty, strike or lockout, or interference, prohibition or restriction imposed by any government or any officer or agent thereof ("Force Majeure"), and Neither PiSA nor Carrington's obligations, so far as may be necessary, shall be suspended during the period of such Force Majeure and shall be cancelled in respect of such Products as would have been sold hereunder but for such suspension. Such shall give to other prompt notice of any such Force Majeure, the date of commencement thereof and its probable duration and shall give a further notice in like manner upon the termination thereof. Each party hereto shall endeavor with due diligence to resume compliance with its obligations hereunder at the earliest date and shall do all that it reasonably can to overcome or mitigate the effects of any such Force Majeure upon a party's obligations under this Agreement.

   Article 9.  Amendment

         9.1 No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. No modification, alteration, addition or change in the terms hereof shall be binding on either party hereto unless reduced to writing and executed by the duly authorized representative of each party.

   Article 10. Entire Agreement

         10.1 This Agreement shall supersede any and all prior agreements, understandings, arrangements, promises, representations, warranties, and/or any contracts of any form or nature whatsoever, whether oral or in writing and whether explicit or implicit, which may have been entered into prior to the execution hereof between the parties, their officers, directors or employees as to the subject matter hereof. Neither of the parties hereto has relied upon any oral representation or oral information given to it by any representative of the other party.

   Article 11. Assignment

         11.1 Neither this Agreement nor any of the rights or obligations of PiSA hereunder shall be assigned by PiSA without the prior written consent of Carrington, executed by a duly authorized officer of Carrington.

   Article 12. Governing Law

         12.1 It is expressly agreed that the validity, performance and construction of this Agreement will be governed by the laws and jurisdiction of Canada.

   Article 13. Notices

         13.1 Any notice required or permitted to be given under this Agreement by one of the parties to the other shall be given for all purposes by delivery in person, registered air-mail, commercial courier services, postage prepaid, return receipt requested, or by fax addressed to:

         (a) Carrington at: Carrington Laboratories, Inc., 2001 Walnut Hill Lane, Irving, Texas 75038, attention Chris Record, or at such other address as Carrington shall have theretofore furnished in writing to PiSA. (Fax No. 214-518-1020)

         (b) PiSA at: Laboratories PiSA S.A. De C.V., Av. Espan'a No. 1840, Guadalajara, Jal. 44190, Mexico, attention
               ________________, or at such other address as PiSA shall have theretofore furnished in writing to Carrington. (Fax No. 52(3) 610 1609)

   Article 14. Waiver

         14.1 Neither PiSA nor Carrington's failure to enforce at any time any of the provisions of this Agreement or any right with respect thereto, shall not be considered a waiver of such provisions or rights or in any way affect the validity of same. Neither PiSA's nor Carrington's exercise of any of its rights shall not preclude or prejudice neither PiSA nor Carrington thereafter from exercising the same or any other right it may have, irrespective of any previous action by neither PiSA nor Carrington.

   Article 15. Arbitration

         15.1 Except as provided in Articles 6.5 and 7.1, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, the operations carried out under this Agreement or the relationship of the parties created under this Agreement, shall be exclusively and finally settled by confidential arbitration, and any party may submit such a dispute, controversy or claim to arbitration. The arbitration proceeding shall be held at the location of the non-instituting party in the English language and shall be governed by the rules of the International Chamber of Commerce (the "ICC") as amended from time to time. Any procedural rule not determined under the rules of the ICC shall be determined by the laws of the Canada, other than those laws that would refer the matter to another jurisdiction.

               A single arbitrator shall be appointed by unanimous consent of the parties. If the parties cannot reach agreement on an arbitrator within 45 days of the submission of a notice of arbitration, the appointing authority for the implementation of such procedure shall be the ICC, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the ICC is unable to appoint, or fails to appoint, an arbitrator within 90 days of being requested to do so, then the arbitration shall be heard by three arbitrators, one selected by each party within the 30 days of being required to do so, and the third promptly selected by the two arbitrators selected by the parties.

               The arbitrators shall announce the award and the reasons therefor in writing within six months after the conclusion of the presentation of evidence and oral or written argument, or within such longer period as the parties may agree upon in writing. The decision of the arbitrators shall be final and binding upon the parties. Judgment upon the award rendered may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Unless otherwise determined by the arbitrator, each party involved in the arbitration shall bear the expense of its own counsel, experts and presentation of proof, and the expense of the arbitrator and the ICC (if any) shall be divided equally among the parties to the arbitration.

   Article 16  Tender Clause

         16.1 Carrington s acknowledges that PiSA may submit bids to sell the products to public entities in the Territory pursuant to public contracts which impose substantial damages or penalties for failure to deliver the products on time or according to the specifications requested. PiSA agrees to submit all such public contracts and specifications involving the products to Carrington for approval prior to commitment by PiSA. In the event Carrington accepts the contract and specifications, it shall also accept liability for direct damages PiSA becomes liable for as a result of Carrington's negligence. Carrington shall indemnify PiSA for such direct costs or penalties that results from Carrington's negligence if Carrington is given reasonable notice of the negligent act, fails to correct it, it if agrees one occurred or is allowed to defend itself should it believe no such negligent act caused damage under the contract.

   Article 17. No Inconsistent Actions

         17.1 Each party hereto agrees that it will not voluntarily undertake any action or course of action inconsistent with the provisions or intent of this Agreement and, subject to the provisions of Articles 4.6 and 8 hereof, will promptly do all acts and take all measures as may be appropriate to comply with the terms, conditions and provisions of this Agreement.

   Article 18. Currency of Account

         18.1 This Agreement evidences a transaction for the sale of goods in which the specification of U.S. dollars is of the essence, and U.S. dollars shall be the currency of account in all events. All payments to be made by PiSA to Carrington hereunder shall be made either (i) in immediately available funds by confirmed wire transfer to a bank account to be designated by Carrington or (ii) in the form of a bank cashier's check payable to the order of Carrington.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        CARRINGTON LABORATORIES, INC.



                                        By:
                                             Name:
                                             Title:



                                        LABORATORIES PiSA S.A. DE C.V.



                                        By:
                                             Name:
                                             Title: